DIXON MILLS ASSOCIATES

                      COMBINED FINANCIAL STATEMENTS FOR THE

                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                        AND INDEPENDENT AUDITORS' REPORT

                             DIXON MILLS ASSOCIATES

                      Combined Financial Statements for the

                  Years Ended December 31, 2003, 2002 and 2001

                        and Independent Auditors' Report

                                 C O N T E N T S
                                 ---------------

                                                                         Page
                                                                         ----

INDEPENDENT AUDITORS' REPORT                                               1

COMBINED FINANCIAL STATEMENTS:

   Combined balance sheets                                                 2

   Combined statements of operations                                       3

   Combined statements of partners' equity and comprehensive income        4

   Combined statements of cash flows                                       5

   Notes to combined financial statements                                6 - 10

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Dixon Venture Corp.
Secaucus, New Jersey

and

Partners
Wilder Richman Historic Properties II, LP
Greenwich, Connecticut

We have audited the accompanying combined balance sheets of Dixon Mills Associates as of December 31, 2003 and 2002, and the related statements of operations, partners' equity and cash flows for the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dixon Mills Associates as of December 31, 2003 and 2002, and the results of its operations, changes in partners' equity and cash flows for the years ended December 31, 2003, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rosenberg, Neuwirth & Kuchner
Certified Public Accountants, P.C.

January 30, 2004
New York, New York

                             DIXON MILLS ASSOCIATES

                             COMBINED BALANCE SHEETS

                                                           December 31,
                                                      --------------------------
        ASSETS                                            2003          2002
                                                      -----------   -----------
LAND (Notes 2 and 5)                                  $ 1,150,473   $ 1,150,473

BUILDINGS (net of accumulated depreciation
   of $19,793,840 and $18,240,199 in 2003 and 2002,
    respectively) (Notes 2 and 5)                      35,641,694    36,723,151

CASH AND CASH EQUIVALENTS (Note 2)                      6,788,271     7,176,990

DEFERRED COSTS (Notes 2 and 5)                            787,039       816,739

MORTGAGE ESCROW DEPOSITS (Note 5)                       2,456,607     1,698,200

TENANT SECURITY DEPOSITS                                  711,493       790,510

OTHER ASSETS                                               35,234        16,495
                                                      -----------   -----------

                                                      $47,570,811   $48,372,558
                                                      ===========   ===========

        LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:

   Mortgages payable (Note 5)                         $28,600,000   $28,600,000

   Accounts payable and accrued expenses                  318,182       261,050

   Accrued interest payable (Note 5)                       13,754        13,776

   Tenants' security deposits payable                     711,493       790,510

   Due to general partner and affiliates (Note 4)       1,685,854     1,644,420
                                                      -----------   -----------

                                                       31,329,283    31,309,756

   PARTNER'S EQUITY (Note 3)                           16,241,528    17,062,802
                                                      -----------   -----------

                                                      $47,570,811   $48,372,558
                                                      ===========   ===========

                   See notes to combined financial statements

                             DIXON MILLS ASSOCIATES

                        COMBINED STATEMENTS OF OPERATIONS

                                                          Year ended
                                                          December 31,
                                              ------------------------------------
                                                  2003         2002         2001
                                              ----------   ----------   ----------
Revenues:
   Rent                                       $6,876,152   $7,187,352   $7,423,632
   Interest                                       46,287       52,049       95,850
                                              ----------   ----------   ----------

                                               6,922,439    7,239,401    7,519,482
                                              ----------   ----------   ----------
Expenses:

   Administrative (Note 6)                     1,325,315    1,327,299    1,520,163
   Operating                                   2,985,769    2,676,074    2,581,957
   Management fees (Note 4)                      275,046      297,684      280,389
   Interest (Note 5)                             335,062      423,231      782,202
   Depreciation and amortization               1,583,341    1,548,674    1,524,025
                                              ----------   ----------   ----------
                                               6,504,533    6,272,962    6,688,736
                                              ----------   ----------   ----------

NET INCOME                                    $  417,906   $  966,439   $  830,746
                                              ==========   ==========   ==========

Net income allocated to Wilder Richman

Historic Properties II, L.P.                  $  413,727   $  851,780   $  386,617
                                              ==========   ==========   ==========


Net income allocated to Dixon Venture Corp.   $    4,179   $  114,659   $  444,129
                                              ==========   ==========   ==========

                   See notes to combined financial statements

                             DIXON MILLS ASSOCIATES

        COMBINED STATEMENTS OF PARTNERS' EQUITY AND COMPREHENSIVE INCOME

                  YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

                                                                           Limited        General
                                                           Total           partner        partner
                                                        ------------    ------------    ------------
Partners' equity, January 1, 2001                       $ 15,265,617    $  1,236,702    $ 14,028,915
                                                        ------------    ------------    ------------
Net income, year ended December 31, 2001                     830,746         386,617         444,129
Unrealized loss on marketable securities                     (32,498)             --         (32,498)
                                                        ------------    ------------    ------------
Comprehensive income, year ended December 31, 2001           798,248         386,617         411,631
                                                        ------------    ------------    ------------
Partners' equity, December 31, 2001                       16,063,865       1,623,319      14,440,546
Reversal of unrealized loss on marketable securities,
   sold in 2002                                               32,498              --          32,498
Net income, year ended December 31, 2002                     966,439         851,780         114,659
                                                        ------------    ------------    ------------
Partners' equity, December 31, 2002                       17,062,802       2,475,099      14,587,703
Net income, year ended December 31, 2003                     417,906         413,727           4,179
Distributions to partner                                  (1,239,180)     (1,239,180)             --
                                                        ------------    ------------    ------------
Partners' equity, December 31, 2003                     $ 16,241,528    $  1,649,646    $ 14,591,882
                                                        ============    ============    ============

                   See notes to combined financial statements

                             DIXON MILLS ASSOCIATES

                        COMBINED STATEMENTS OF CASH FLOWS

                                                                        Year Ended December 31,
                                                               -----------------------------------------
                                                                   2003           2002           2001
                                                               -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                  $   417,906    $   966,439    $   830,746
                                                               -----------    -----------    -----------
   Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation and amortization                              1,583,341      1,548,674      1,524,025

   Change in assets:

       Decrease (increase) in mortgage escrow deposits            (356,787)     1,795,727         45,162
      Decrease (increase) in tenant security deposits               79,017         79,706        (18,202)
      Decrease (increase) in other assets                          (18,739)       130,403        (54,526)
   Change in liabilities:
      Increase (decrease) in accounts payable
      and accrued expenses                                          57,132        184,019       (122,904)
      Decrease in accrued interest payable                             (22)        (1,126)       (30,138)
       (Decrease) increase in tenants security deposits            (79,017)       (79,706)        18,202
      Increase in due to General Partner

      and affiliates                                                41,434         74,678         91,570
                                                               -----------    -----------    -----------

          Total adjustments                                      1,306,359      3,732,375      1,453,189
                                                               -----------    -----------    -----------
          Net cash provided by operating activities              1,724,265      4,698,814      2,283,935
                                                               -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed assets                                       (472,184)      (554,676)      (507,809)
   Proceeds (purchase) of investments                                   --      1,381,315     (1,381,315)
                                                               -----------    -----------    -----------

         Net cash provided by (used in) investing activities      (472,184)       826,639     (1,889,124)
                                                               -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments to principal reserve fund                             (401,620)      (367,277)      (335,903)
   Distributions                                                (1,239,180)            --             --
                                                               -----------    -----------    -----------
   Net cash used in financing activities                        (1,640,800)      (367,277)      (335,903)
                                                               -----------    -----------    -----------

(DECREASE) INCREASE IN CASH                                       (388,719)     5,158,176         58,908

CASH AND CASH EQUIVALENTS, beginning of year                     7,176,990      2,018,814      1,959,906
                                                               -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year                         $ 6,788,271    $ 7,176,990    $ 2,018,814
                                                               ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during year for interest                             $   292,178    $   380,198    $   753,773
                                                               ===========    ===========    ===========


                   See notes to combined financial statements

                             DIXON MILLS ASSOCIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

1.    COMBINATION AND ORGANIZATION

      The combined financial statements include the accounts of Dixon Mill Associates I (Phase One), Limited Partnership ("DM I"), Dixon Mill
      Associates II, (Phase Two), Limited Partnership ("DM II") and Dixon Mill Associates III, (Phase Three), Limited Partnership ("DM III") after elimination of all significant intercompany balances and transactions.

      Description of the business

      The partnerships are collectively known as "Dixon Mills Associates" or the "Operating Partnerships", each of which owns one phase of an aggregate 433 units of residential apartments located in Jersey City, New Jersey, that consist of buildings that are designated as "certified historic structures" by the U.S. Department of the Interior. The Operating Partnerships have constructed, rehabilitated, and own and operate the complex. In accordance with the tax exempt financing of the complex, the Operating Partnerships are required to rent 15% to 20% of the apartment units to individuals of low or moderate income.

      On July 15, 1988, the Operating Partnerships transferred their 99% limited partnership interests to Wilder Richman Historic Properties II, L.P. (the "Limited Partner") in connection with that limited partnership's public offering. The remaining 1% interest remained with the Operating General Partner, Dixon Venture Corp. ("DVC").

2.    SIGNIFICANT ACCOUNTING POLICIES

      Financial statements

      The financial statements of the Operating Partnerships are prepared on the accrual basis of accounting and include only those assets, liabilities and results of operations related to the business of the Operating Partnerships.

      Combined financial statements are presented as the Operating Partnerships are under common control, ownership, and management.

      Land and buildings

      Land and buildings are stated at lower of cost or net realizable value, ("NRV"). NRV is the net cash flow necessary to recover costs exclusive of debt service. Depreciation on buildings is computed on the straight-line method. The depreciable lives assigned is 40 years for the real property.

      Income taxes

      No provisions have been made for federal, state and local income taxes, as they are the responsibility of the partners.

      The partners of the Operating Partnerships were entitled to a 25% historic rehabilitation tax credit on eligible costs as a reduction of their tax liabilities. In addition, the tax basis of the property has been reduced by one-half of the historic rehabilitation tax credit for income tax purposes only.

      Cash and cash equivalents

      For purposes of the statements of cash flows, the Operating Partnerships consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value.

                             DIXON MILLS ASSOCIATES

                  YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

2.    SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Concentration of credit risk

      Financial instruments which potentially subject the Operating Partnerships to concentrations of credit risk consist principally of temporary cash investments in high credit quality financial institutions.

      Deferred costs

      Deferred costs represent costs incurred in connection with the mortgages (Note 5) and are being amortized over the term of the mortgages using the straight line method.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Recently issued accounting standards

      During 2003 the financial accounting standards board ("FASB") issued the following statements:

         FASB  Statement  No.  149  Amendment  of  Statement  133 on  Derivative
            Instruments and Hedging Activities.

         FASB Statement No. 150 Accounting for Certain Financial Instrument with
            Characteristics of both Liabilities and Equity.

         FASB Statement  No. 132 (revised  2003)  Employers'  Disclosures  about
            Pensions and Other Postretirement Benefits - an amendment of FASB Statement No. 87, 88, and 106.

      These   statements  do  not  have  a  material  effect  on  the  Operating
      Partnerships' financial position or results of operations.

3.    PARTNERS' EQUITY

      In accordance with the Partnership agreement, income and losses are to be allocated 1% and 99% to the Operating General Partner and the Limited Partner, respectively. Losses are not allocable to the Limited Partner if the losses reduce its equity basis below zero. Losses in excess of the Limited Partner's investment are allocated to the Operating General Partner.

      Accordingly, the Operating Partnerships did not allocate 99% of the income reported in 2002 and 2001 to the Limited Partner due to the non-allocation of previous years' losses in excess of the Limited Partner's investment.

      Distributions

      The partnership agreements of the Operating Partnerships provide that cash flow from operations will be distributed 99% to the Limited Partner and 1% to the Operating General Partner until the Limited Partner has received a 7% preferred return (the "Preference Amount") on their initial capital contributions. The balance, if any, would be distributed 75% to the Limited Partner and 25% to the Operating General Partner. Any cumulative shortfall not recovered out of subsequent cash flow distributions will be payable from sale or refinancing proceeds, to the extent available. The cumulative preferred amount due to the Limited Partner at December 31, 2003 is $16,558,745. There is no assurance that all or a portion of such amount will be paid, and no amount has been accrued.

                             DIXON MILLS ASSOCIATES

                  YEARS ENDED DECEMBER 31, 2003, 2002, and 2001

3.    PARTNERS' EQUITY (CONTINUED)

      Net cash  proceeds  resulting  from a sale or  refinancing,  to the extent available (after the discharge of debts and obligations of the Partnership, including outstanding loans from partners or affiliates), will be distributed generally as follows:

      - 99% to the Limited Partner and 1% to the Operating General Partner, until the Limited Partner has received an amount equal to its adjusted contributions.

      - 99% to the Limited Partner and 1% to the Operating General Partner, until the Limited Partner has received an amount equal to the unpaid cumulative Preference Amount.

      -     The  balance  of  adjusted  capital  contributions  of  the  General
            Partner.

      - The balance, if any, 75% to the Limited Partner and 25% to the Operating General Partner.

4.    RELATED PARTY TRANSACTIONS

      DVC has complete authority, management and control of the Operating Partnerships. The Operating Partnerships, in the normal course of business, have transactions with related parties. Included in the balance sheet are the following items:

                                                 December 31,
                                          --------------------------
                                             2003           2002
                                          -----------    -----------
      Due to (from):
         Morris Realty                    $    (5,259)   $    (5,259)
         DVC                                1,438,523      1,418,816
         Richman Asset Management, Inc.       252,590        230,863
                                          -----------    -----------
                                          $ 1,685,854    $ 1,644,420
                                          ===========    ===========

      The Operating Partnerships incurred annual property management fees to Wilder Richman Management Corp. ("WRMC"), an affiliate of the Limited Partner, in the amount of $110,018 in 2003, $119,074 in 2002 and $118,488 in 2001. WRMC received payments of $115,542 and $119,074 in 2003 and 2002, respectively. In addition, property management fees of $165,028, $178,610 and $161,901 were incurred in 2003, 2002 and 2001, respectively to Morris Property Management, an affiliate of the Operating General Partner. Morris Property Management received payments of $188,228 and $178,610 in 2003 and 2002, respectively.

      Pursuant to the terms of Limited Partnership Agreements, the Operating Partnerships have engaged an affiliate of the Limited Partner to provide investor services at a fee which is based upon a base amount of $45,000 in 1992 and is subject to adjustment annually thereafter based on changes in the Operating Partnerships' rental revenue. The Operating Partnerships incurred investor services fees of $72,251, $75,520 and $78,003 to Richman Asset Management, Inc., an affiliate of the Limited Partner in 2003, 2002 and 2001, respectively, and paid Richman Asset Management, Inc. $45,000 in 2003 and 2002.

      Pursuant to the terms of the Limited Partnership Agreements, the Operating General Partner is entitled to interest on Operating Deficit Loans and voluntary loans made subsequent to the issuance of the Fannie Mae pass-through certificates (which occurred in February 1991) (see Note 5). Interest on such advances accrues at 1% above the JP Morgan Chase prime rate. The Operating Partnerships incurred interest of $42,907, $44,158 and $58,567 for 2003, 2002 and 2001, respectively. Amounts payable to the Operating General Partner were $1,438,523 (inclusive of accrued interest of $524,893) and $1,418,816 (inclusive of accrued interest of $481,986) as of December 31 2003 and 2002, respectively.

                             DIXON MILLS ASSOCIATES

                  YEARS ENDED DECEMBER 31, 2003, 2002 and 2001

5.    MORTGAGES PAYABLE

      On June 11, 1992, the Jersey City Redevelopment Agency (Agency) provided mortgage financing for the Operating Partnerships through the issuance of tax-exempt Bonds (the "Bonds") guaranteed and secured by the Federal National Mortgage Association ("FNMA") mortgage pass-through certificate ("FNMA Certificate"). The FNMA Certificate in turn was secured by mortgages given by the Operating Partnerships in the amount of $27,545,000.

      The Operating Partnerships refinanced their respective outstanding mortgage liabilities under the $27,545,000 Agency, Multifamily Housing Revenue Bonds, Series 1992 (Fannie Mae pass-through Certificate Program/Dixon Mill Apartments Project as of April 28, 2000). The total new mortgage indebtedness in the amount of $28,600,000 is for a term of 30 years and was provided by (a) variable-rate tax-exempt bonds in the amount of $26,435,000 maturing on May 15, 2030 and (b) variable-rate taxable bonds in the amount of $2,165,000 maturing on November 15, 2005 which are secured by the property. The Operating Partnerships have purchased an interest rate cap which would limit the interest rates to 6.97% for five years on the tax-exempt portion, and 9.15% for five and one-half years on the taxable portion.

      The Operating Partnerships are required to fund an escrow (in the amount of $3,470 per month) (the Pledged Cap Account) in connection with the purchase of another Cap in 2006. The mortgage proceeds retired the old mortgage of $26,154,723, funded reserves for capital improvements in the amount of $1,173,000, and paid for the cost of the transaction, in the amount of $890,989, which is reflected as deferred costs, net of accumulated amortization, in the accompanying balance sheets. The capital improvements escrow was established from the mortgage proceeds and the replacement reserve in the combined amount of approximately $2,076,000 to pay for significant planned improvements (roof replacement, smoke/fire alarm systems, elevator repairs and other repairs and other repairs throughout the complex).

      The Operating Partnerships make monthly payments into a principal reserve fund or the purpose of providing funds for retirement of the bonds issued by the Agency. The bonds will be retired from funds in the reserve fund at which time the mortgage balance will be reduced accordingly. At December 31, 2003 the scheduled principal reserve fund payments are as follows:

                   2004                      $      439,174
                   2005                             473,018
                   2006                             429,334
                   2007                             460,016
                   2008                             492,890
                   Thereafter                    25,018,269
                                              -------------
                                              $  27,312,701

      The new mortgage terms require monthly payments of $6,326 to a replacement reserve.

                             DIXON MILLS ASSOCIATES

                  YEARS ENDED DECEMBER 31, 2003, 2002 and 2001

5.    MORTGAGES PAYABLE (CONTINUED)

      Restricted funds held in deposit are as follows:

                                                                December 31,
                                                           -----------------------
       Mortgage Escrows:                                      2003          2002
                                                           ----------   ----------
       Principal reserve fund                              $1,287,299   $  885,679
       Capital improvements escrow                                 --      223,345

       Replacement reserve                                    314,039       84,300
       Tax and insurance escrow                               285,892      330,712
       Pledge Cap Account                                     114,992       77,542
                                                           ----------   ----------

             Subtotal                                       2,002,222    1,601,578

       Additional replacement reserve not held by lender      454,385       96,622
                                                           ----------   ----------

                                                           $2,456,607   $1,698,200
                                                           ==========   ==========

6.    LITIGATION

      Three complaints had been filed in a prior year against the Operating Partnerships and others, by a former employee, a former part-time rental agent, and a security person employed by a private non-affiliated security company which provided service to the properties, alleging discrimination in connection with advancement, hiring and termination. All three complaints were settled in 2001 for a total for $150,000. Total legal expense incurred by the Operating Partnerships in 2001 was approximately $412,000 which includes the $150,000 settlement and is included in administrative expenses in the combined statements of operations.